Exhibit (l)

                           KIRKPATRICK & LOCKHART LLP
                                 75 STATE STREET
                              BOSTON, MA 02109-1808
                                 (617) 261-3100




                                                June 18, 2001

Eaton Vance Senior Income Trust
255 State Street
Boston, MA   02109

Dear Sirs:

     This opinion is furnished in connection with the registration by Eaton Vance Senior Income Trust, a business trust organized under the laws of the Commonwealth of Massachusetts ("Fund"), of 2,200 Series A, Action Preferred Shares and 2,200 Series B, Auction Preferred Shares of beneficial interest, par value $.01 per share ("Shares") liquidation preference $25,000 per share plus accumulated but unpaid dividends, if any, under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-61298) and under the Investment Company Act of 1940, as amended, pursuant to the same registration statement (File No. 811-10381) (collectively, the "Registration Statement").

     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Fund, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                Very truly yours,


                                /s/  Kirkpatrick & Lockhart LLP
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                                Kirkpatrick & Lockhart LLP